                                                                      Exhibit 12


                            NORTEL NETWORKS LIMITED
  COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
                           (MILLION OF U.S. DOLLARS)

                                                                       YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------------------------
                                                         2001        2000        1999        1998       1997*
                                                      ---------   ---------   ---------   ---------   ---------
Earnings (loss) from continuing operations
   before income taxes as reported in the
   consolidated statements of operations              (14,628.0)      329.0       346.0       (73.0)    1,093.0

Add (deduct)
   Interest expense - long-term debt                      165.0        86.0        93.0       107.0       119.0
   - other                                                119.0        83.0        71.0       115.0        38.0

   Interest expense of finance subsidiaries                  --          --          --          --         1.9

   Unconsolidated Subs                                       --          --          --          --         2.7
   1/3 of rental expense on operating leases
      deemed to be interest expense                       249.0       225.0       185.0       143.0        87.9

   Amortized premiums, discounts and
      capitalized expenses related to indebtedness          4.0         1.0         1.0         1.0         1.1

   Minority Interest                                      (22.0)       55.0        (1.0)      (15.0)       25.3

   Undistributed earnings of less than
      50% owned associated companies                      134.0        37.3       (38.3)       74.6        54.0
                                                      ---------   ---------   ---------   ---------   ---------
Income (loss) as adjusted                             (13,979.0)      816.3       656.7       352.6     1,422.9
                                                      =========   =========   =========   =========   =========
Fixed charges:
   Interest expense - long-term debt                      165.0        86.0        93.0       107.0       119.0
   - other                                                119.0        83.0        71.0       115.0        38.0
   Interest expense of finance subsidiaries                  --          --          --          --         1.9
   Unconsolidated Subs                                       --          --          --          --         2.7
   1/3 of rental expense on operating leases
      deemed to be interest expense                       249.0       225.0       185.0       143.0        87.9

   Amortized premiums, discounts and
      capitalized expenses related to indebtedness          4.0         1.0         1.0         1.0         1.1
                                                      ---------   ---------   ---------   ---------   ---------
                                                          537.0       395.0       350.0       366.0       250.6
                                                      =========   =========   =========   =========   =========
Ratio of earnings from continuing operations
   to fixed charges                                          **         2.1         1.9          **         5.7
                                                      =========   =========   =========   =========   =========

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*    The computation for the year ended December 31, 1997 has not been restated
     to reflect discontinued operations.

** The earnings of Nortel Networks Limited were inadequate to cover fixed charges for the years ended December 31, 2001, and 1998 by $14,516.0, and $13.4 respectively.